Exhibit 5.1

Troutman Pepper Locke LLP
301 S. College Street, 34th Floor
Charlotte, NC 28202

troutman.com

March 31, 2025

Fortress Biotech, Inc.

1111 Kane Concourse, Suite 301

Bay Harbor Islands, FL 33154

Re:	Securities Registered under Registration Statement on Post-Effective Amendment to Form S-3 on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Fortress Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1 registration statement (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), filed on the date hereof, with the U.S. Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) the offer, sale and issuance of 9,188,305 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) upon the exercise of the outstanding warrants; and (ii) the resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of (a) 116,637 shares of Common Stock (the “Oaktree Warrant Shares”) issuable upon the exercise of warrants, as amended, issued to the Selling Stockholders and (b) 1,987,250 shares of Common Stock (the “Urica Shares” together with the Oaktree Warrant Shares, the “Resale Shares”) that were issued to former holders of the 8% Cumulative Redeemable Perpetual Class B Preferred Stock (the “Urica Preferred Stock”) of Urica Therapeutics, Inc. in connection with a Dividend Payment and Exchange Agreement dated as of December 27, 2022 (the “Dividend Agreement”) and pursuant to the terms of Urica Preferred Stock, which Resale Shares may be sold from time to time by the Selling Stockholders. The Registration Statement relates to, and amends in a single post-effective amendment, the following:

•	a registration statement on Form S-3 originally filed with the Commission on June 20, 2024, File No. 333-280342;

•	a registration statement on Form S-3 originally filed with the Commission on February 10, 2023, File No. 333-269687;

•	a registration statement on Form S-3 originally filed with the Commission on November 10, 2023, File No. 333-258145; and

•	a registration statement on Form S-3 originally filed with the Commission on November 9, 2020, File No. 333-249983.

Fortress Biotech, Inc.
March 31, 2025

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement.

The Resale Shares are described in the Registration Statement. The Warrant Shares are issuable (i) upon exercise of certain warrants, originally issued on November 10, 2023 as part of units, each consisting of one share of Common Stock and one warrant (the “November 2023 Warrants”), and (ii) upon exercise of certain warrants, originally issued on December 29, 2023 as part of units, each consisting of one share of Common Stock and one warrant (the “December 2023 Warrants” together with the November 2023 Warrants, the “Warrants”). The Oaktree Warrants Shares are issuable upon exercise of certain warrants, as amended, granted to Oaktree Fund Administration, LLC (“Oaktree”) and certain of its affiliates (the “Oaktree Warrants”) pursuant to the senior secured credit agreement dated as of August 27, 2020 by and between the Company, Oaktree, as administrative agent, and the lenders from time to time party thereto. The Urica Shares were issued as dividends on, and upon exchange of, the Urica Preferred Stock under the Dividend Agreement.

In connection with this opinion, we have reviewed the corporate proceedings taken by the Company with respect to the offer, sale and issuance of the Warrant Shares upon the exercise of the Warrants and the issue and sale, and registration of the resale of, the Resale Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company, and such certificates and records of public officials, and such other documents, as we have deemed necessary or appropriate in connection herewith, including, but not limited to, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Fourth Amended and Restated Bylaws, the November 2023 Warrants, the December 2023 Warrants, the Oaktree Warrants and the Dividend Agreement and terms of the Urica Preferred Stock pursuant to which the Urica Shares were issued. As to all matters of fact (including, without limitation, factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon a certificate of an officer of the Company, and have assumed, without independent inquiry, the accuracy of that certificate.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on the original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents, except that we make no such assumption with respect to the Company.

Fortress Biotech, Inc.
March 31, 2025

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We are not opining as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any states (including “blue sky” or other state securities laws).

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that, as of the date hereof, (i) the Urica Shares have been duly authorized and validly issued and are fully paid and non-assessable; (ii) the Oaktree Warrant Shares, when issued and delivered upon exercise of the Oaktree Warrants against payment of the exercise price therefor, will be validly issued, fully paid and non-assessable and (iii) the Warrant Shares, when issued and delivered upon exercise of the Warrants against payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ TROUTMAN PEPPER LOCKE LLP
Troutman Pepper Locke LLP